UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Koei Kagaku Kabushiki Kaisha

(Name of Subject Company)

Koei Chemical Company, Ltd.

(Translation of Subject Company’s Name into English (if applicable))

Japan

(Jurisdiction of Subject Company’s Incorporation or Organization)

Sumitomo Chemical Co., Ltd.

(Name of Person(s) Furnishing Form)

Common stock

(Title of Class of Subject Securities)

N/A

(CUSIP Number of Class of Securities (if applicable))

Koei Chemical Company, Ltd.

Attn: Makoto Ando

1-8, Nihonbashikoamicho, Chuo-ku,

Tokyo, 103-0016, Japan

+81-3-6837-9300

(Name, Address (including zip code) and Telephone Number (including area code)

of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

N/A

(Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

Exhibit

Number

99.1	Notice of the 165th Ordinary General Meeting of Shareholders.

Item 2. Informational Legends

The required legend is prominently included in the document(s) referred to in Item 1.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

N/A

PART III - CONSENT TO SERVICE OF PROCESS

Sumitomo Chemical Co., Ltd. submitted to the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X dated May 14, 2026.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Sumitomo Chemical Co., Ltd.

/s/ Keigo Sasaki
Name:	Keigo Sasaki
Title:	Representative Director and
Senior Managing Executive Officer

Date: June 2, 2026